Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-167613) pertaining to the 2005 Incentive Compensation Plan of DHT Holdings, Inc.,

(2)	Registration Statement (Form S-8 No. 333-175351) pertaining to the 2011 Incentive Compensation Plan of DHT Holdings, Inc.,

(3)	Registration Statement (Form F-3 No. 333-176669) of DHT Holdings, Inc. and in the related Prospectus, and

(4)	Registration Statement (Form F-3 No. 333-166765) of DHT Holdings, Inc. and in the related Prospectus;

of our reports dated March 19, 2012, with respect to the consolidated financial statements of DHT Holdings, Inc. and the effectiveness of internal control over financial reporting of DHT Holdings, Inc. included in this Annual Report (Form 20-F) of DHT Holdings, Inc. for the year ended December 31, 2011.

/s/ Ernst & Young AS

Oslo, Norway
March 19, 2012